Exhibit 5.1

Chadwick L. Mills

+1 650 843 5654

cmills@cooley.com

October 14, 2020

Sangamo Therapeutics, Inc.

7000 Marina Blvd.

Brisbane, California 94005

Ladies and Gentlemen:

We have acted as counsel to Sangamo Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 5,000,000 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), pursuant to the Company’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Seventh Amended and Restated Certificate of Incorporation, as amended, and Third Amended and Restated Bylaws, as amended, each as currently in effect, the 2020 ESPP and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery by all persons other than by the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2020 ESPP, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Chadwick L. Mills
Chadwick L. Mills

Cooley LLP    101 California Street    5th Floor    San Francisco, CA    94111-5800

t: (415) 693-2000 f: (415) 693-2222 cooley.com